EXHIBIT 10

September 28, 1999


Mr. John Carradine
Vice President of Corporate Development, General Counsel
Micrografx, Inc.
505 Millenium Drive
Allen, Texas 75013

Re:  Waiver of Default on Promissory Note

Dear John:

At the request of Micrografx, Inc. ("Micrografx"), Micrografx and
Intergraph Corporation ("Intergraph") have been discussing the possibility of restructuring the payment obligation of Micrografx with respect to that certain Promissory Note in the principal amount of $2,500,000 and payable to Intergraph which has been in default since September 1, 1999.

The Promissory Noted originally formed a part of the consideration tendered by Micrografx in connection with the closing of the merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Merger dated as of April 15, 1999 between and among Micrografx, Intercap Acquisition, Inc. and InterCAP Graphics Systems, Inc. ("InterCAP") and Intergraph (the "Merger Agreement").

Since the closing of the transactions contemplated by the Merger
Agreement, Micrografx has asserted a number of claims relating to, arising out of or in connection with the consummation of the Merger as we as transactions occurring prior to the effective date of the Merger.

The following provisions set forth Intergraph's understanding of the terms to which the Micrografx and Intergraph have agreed relating to the waiver of the currently existing Promissory Note default, the release and waiver of certain possible or threatened claims of Micrografx or its affiliates relating to, arising out of, or connected with the transactions contemplated by the Merger Agreement, and the restructuring of the payment and interest obligations of Micrografx under the Promissory Note.

1. Micrografx will make a payment to Intergraph by wire transfer of $1,361,718.70, which amount includes a principal reduction of $1,250,000.00 together with accrued and unpaid interest of $110,364.58 (which amount has been calculated on the basis of 4.5 months of interest at $20,312.50 per month plus 28/30ths of a month's interest for September) on the principal balance of $2,500,000 for the period from April 16, 1999 to the date hereof.

2. Micrografx will immediately deliver to Intergraph the InterCAP stock certificate issued in Micrografx's name and reflecting its ownership of all of the issued and outstanding common stock of InterCAP.

3.   Micrografx   knowingly  and   voluntarily   agrees  to  fully,   expressly,
     unconditionally and irrevocably release Intergraph and its current and former subsidiaries, affiliates, shareholders, agents, attorneys, directors, officers employees, insurers, predecessors, successors and assigns (collectively, the Intergraph Parties") from, without any limitation, any and all claims, warranties, demands, debts, costs, expenses including attorneys' fees), causes of action, judgments, liabilities and obligations of any kind whatsoever which Micrografx or its affiliates may have had, may now have, or may hereafter have or claim to have, whether known or unknown, against any of the Intergraph Parties, or all of them, in connection with, arising out of or relating to: (i) Section 3.3(c) of the Merger Agreement; and (ii) the issues, matters and points addressed in the memorandum dated September 8,

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     1999 from John M. Carradine to John Wilhoite of  Intergraph,  a copy of which is attached hereto as Exhibit A. For purposes of this release, Micrografx acknowledges that it may hereafter discover facts different from or in addition to those which it now knows or believes to be true and agrees that in such event, this release shall nevertheless be and remain effective in all respects. Micrografx further represents and warrants that as of the execution hereof, it has not assigned or transferred, or purported to assign or transfer, any claim that is released pursuant to this release.

4. Micrografx, on behalf of itself and its affiliates, hereby acknowledges and affirms the validity and enforceability of the license agreement dated as of March 1999 between InterCAP and Intergraph.

5. Intergraph hereby waives the existing default on the Promissory Note and hereby amends the Promissory Note to reflect a restated outstanding principal amount of $1,250,000, a restated interest rate of 10.5 per cent per annum accruing from and including September 28, 1999 and a new due date of October 28, 1999. Intergraph hereby waives and relinquishes any and all rights accruing to it under section 4 of that certain Subordinated Convertible Debenture (the "Debenture"), dated April 16, 1999 made by Micrografx to the order of Intergraph that would otherwise permit
     Intergraph to accelerate the maturity of the Debenture based upon or arising out of the occurrence of the existing default on the Promissory Note or the Pledge Agreement (as defined below) (insofar as a default exists under the Pledge Agreement as a result of the existing default under the Promissory Note) and Intergraph agrees that it shall not be entitled to accelerate the maturity date of the Debenture or otherwise proceed to collect the same based upon such defaults which are hereby waived, it being intended that the Debenture shall remain due and payable in accordance with the provisions of sections 1 and 2 thereof and that all other terms and conditions of the Debenture shall remain in full force and effect; provided, however, such waiver of the existing default under the Promissory Note (and the related waiver of the default existing under the Pledge
     Agreement as a result of the existing default under the Promissory Note) shall not extend to any future default of the Promissory Note as amended hereby, or the Pledge Agreement, arising after the date hereof. Intergraph further waives any and all defaults or events of default existing under that certain Pledge and Security Agreement (the "Pledge Agreement") dated as of April 16, 1999 by and among Intergraph and Micrografx, insofar as such defaults or events of default arise out of or are based upon the existing default on the Promissory Note, and by reason of such waiver, agrees to release all remedies available to it under the Pledge Agreement based upon such default or events of default; provided, however, such waiver shall not extend to any defaults arising under the Pledge Agreement arising after the date hereof

If Micrografx is in agreement with the foregoing, no later than 2:00
P.M. C.S.T. on September 28, 1999, please (i) execute a copy of this letter and deliver such executed letter by facsimile, with originals to follow by overnight courier to: John W. Wilhoite, Intergraph Corporation, One Madison Industrial Park, Huntsville, Alabama 35984-0001, telephone (256)730-2637, facsimile (256) 730-2048 and (ii) pay $1,361,718.70 by wire transfer to:

Norwest Bank Minnesota NA
Minneapolis, MN 55479
Bank ABA# 0910-0001-9
Account Name: Intergraph Corporation
Account Number # 635504-2493



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This letter shall be treated as a written modification and amendment of the Promissory Note. Should Micrografx desire to cancel the existing Promissory
Note in connection with a concurrent issuance of a replacement note reflecting the amended and modified terms, please notify me and arrange to make delivery of an executed replacement note. Upon receipt of the replacement note, Intergraph will promptly return the Promissory Note to Micrografx for cancelation.

Sincerely,

INTERGRAPH CORPORATION

By:  /s/ JOHN W. WILHOITE
     --------------------
     John W. Wilhoite
     Executive Vice President

Agreed and accepted this 28th day of September, 1999

MICROGRAFX, INC.

By:  /s/ JOHN CARRADINE
     ------------------
Name: John Carradine
Title: Chief Financial Officer

cc:      Craig A. Parker, Esq.
         L. Steven Leshin, Esq.




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